EXHIBIT INDEX

1. Form of Subadvisory Agrement with The TCW Group, Inc. for the Emerging Growth Fund

2.   Touchstone Trustee Deferred Compensaton Plan

3. Custody Agreement with IBT for the Emerging Growth Fund, the International Equity Fund and the Value Plus Fund

4. Administration Agreement with IBT for the Emerging Growth Fund, the International Equity Fund and the Value Plus Fund

5.   Allocation Agreement for the allocation of Fidelity Bond proceeds

6.   Expense Limitation Agreement with Touchstone Advisors, Inc.

7.   Sponsor Agreement with Touchstone Advisors, Inc.

8.   Consent of Independent Accountants

9.   Code of Ethics for The TCW Group, Inc.

10.  Power of Attorney for J. Leland Brewster